Consent of Independent Auditors


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 14, 2003, relating to the financial statements and financial highlights which appears in the June 30, 2003 Annual Report to Shareholders of AllianceBernstein Select Investor Series, Inc.- Biotechnology Portfolio, formerly Alliance Select Investor Series, Inc.- Biotechnology Portfolio, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Shareholder Services - Statements and Reports", "General Information - Independent Auditors" and "Report of Independent Auditors and Financial Statements" in such Registration Statement.





PricewaterhouseCoopers LLP
New York, New York
October 28, 2003